EXHIBIT 11

SPARTECH CORPORATION AND SUBSIDIARIES
STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)


	    QUARTER ENDED
                                             	February 3,	 February 1
                                               	    1996		       1997
NET EARNINGS
	Primary and fully diluted net earnings          	$ 3,786	  $ 5,478


WEIGHTED AVERAGE SHARES OUTSTANDING
	Weighted average common shares outstanding	       23,357	   26,382
	Add:	Shares issuable from assumed exercise
		of options	                                         954	    1,355

	Primary weighted average shares outstanding	      24,311	   27,737
	Add: Additional shares issuable from
		assumed exercise of options due to the
		difference in the share repurchase
		price under the fully diluted
		computation	                                         64	      11

	Fully diluted weighted average shares	             24,375   27,748
		outstanding


NET EARNINGS PER SHARE

	Primary	                                          $   .16	 $   .20

	Fully Diluted	                                    $   .16	 $   .20